UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

Lion Capital Holdings, Inc.

(Exact name of registrant as specified in its charter)

000-26235

(Commission File Number)

    Delaware                                                      52-2191043

(State or other jurisdiction of incorporation)        (I.R.S. Employer Identification No.)

6836 Bee Caves Road, Suite 242, Austin, Texas, 78746

(Address of principal executive offices, with zip code)

512-617-6351

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 1.02

Termination of a Material Definitive Agreement

By letter dated May 19, 2005, Ever Top Financial Corporation (“Ever Top”) has given notice to Lion Capital Holdings, Inc. (“Lion Capital”), that it is exercising its rights to terminate the Agreement and Plan of Reorganization / or the Share Exchange Agreement (“Agreement”) agreed to on December 13, 2004 among Lion Capital, Ever Top, and SAOF No. 3 Limited.  Under that Agreement, Lion Capital would have become the parent corporation of Bestip Development International Ltd. ("Bestip"), a subsidiary of Ever Top, and would have owned 100% of the outstanding shares of Bestip.  The shareholders of Bestip would have become stockholders of Lion Capital, and would have owned approximately 88% of Lion Capital's issued and outstanding shares.  The full terms of that Agreement, as set forth in Lion Capital’s Form 8-K, dated December 16, 2004, and in exhibits, are incorporated by reference.

The notice by Ever Top dated May 19, 2005, terminates all plans to merge Lion Capital and Ever Top.   Ever Top has communicated to Lion Capital that it terminated the merger plans because of the unresolved pendency of certain litigation in which Lion Capital is a defendant and counterclaimant.  In that litigation, Elaine Selan vs. Andrew Stack et al., Cause No. GN 401183, 261st District Court, Travis County, Texas, the plaintiff has alleged that Lion Capital is responsible for funds provided by the plaintiff to Andrew Stack.  As of this filing, the trial judge has entered an order dismissing with prejudice the claims of the plaintiff, Elaine Selan, but the litigation continues as to Lion Capital’s counterclaim and an attempt by a third party, SIAD, U.S., Inc., to intervene.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by its duly authorized Chairman of the Board.

Date: June 16, 2005

                     By: /S/ Timothy T. Page

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                                           Timothy T. Page

Chairman of the Board

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